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                                                                    Exhibit 21.2

                 LIST OF SUBSIDIARIES OF ALOHA AIRGROUP, INC.

OPERATING SUBSIDIARIES:

     Aloha Airlines, Inc.

     Aloha IslandAir, Inc.

INACTIVE SUBSIDIARIES:

     Tochuu, Inc.

     Aloha Airfreight, Inc.

     Aloha Leasco, Inc.

     Xiamen Airlines, Inc.

     Aloha Properties, Inc.

     Aviation Development, Inc.

     Aloha Facilties, Inc.



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